                                                                    EXHIBIT 12.3

                 IKON OFFICE SOLUTIONS, INC. AND SUBSIDIARIES
       RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (dollars in thousands)

                                                                    Fiscal Year Ended September 30
                                               ------------------------------------------------------------------------
                                                   1999         1998            1997             1996           1995
                                               -----------   ----------       ---------       ----------     ----------
Earnings
  Income (loss) from continuing operations     $    33,836   $  (83,050)      $ 122,362       $  164,893     $  115,011
  Add:
     Provision for income taxes                     45,555        8,863          90,751          107,984         75,501
     Fixed charges                                 230,375      228,365         192,021          127,970         82,672

                                               -----------   ----------       ---------       ----------     ----------
Earnings, as adjusted                  (A)     $   309,766   $  154,178       $ 405,134       $  400,847     $  273,184
                                               ===========   ==========       =========       ==========     ==========

Fixed charges
  Other interest expense, including
     interest on capital leases                $   197,901   $  199,816       $ 146,117       $  105,222     $   61,888
  Estimated interest component of
     rental expense                                 32,474       28,549          27,203           22,748         20,784
  Prepayment penalties on early
     extinguishment of debt                                                      18,701
                                               -----------   ----------       ---------       ----------     ----------

Total fixed charges                                230,375      228,365         192,021          127,970         82,672

Preferred stock dividends, as adjusted                           31,798          32,458           36,709         25,180
                                               -----------   ----------       ---------       ----------     ----------

Total fixed charges and preferred
     stock dividends                           $   230,375   $  260,163       $ 224,479       $  164,679     $  107,852
                                               ===========   ==========       =========       ==========     ==========

Ratio of earnings to fixed charges
                    (A) divided by (B)                 1.3(1)       0.6 (2)         1.8 (3)          2.4 (4)        2.5
                                               ===========   ==========       =========       ==========     ==========

(1) Excluding the effect of the asset securitization gain and shareholder litigation settlement charge, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1999 is 1.7.

(2) Excluding the effect of transformation costs and the loss from asset impairment, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1998 is 1.0.

(3) Excluding the effect of transformation costs, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1997 is 2.4.

(4) Excluding the effect of transformation costs, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1996 is 2.6.